Exhibit 10.1

August 23, 2019

Barry M. Smith

6508 N. Desert Fairway Drive

Paradise Valley, AZ 85253

Dear Barry:

As an acknowledgement of your contributions to Magellan and willingness to facilitate the successful transition of your role, this letter is to extend to you the opportunity to participate in the Magellan Health, Inc. (the “Company”) 2019 Incentive Compensation Plan (the “ICP”) if your employment terminates prior to the payment of bonuses pursuant to the ICP to other employees of the Company. To be eligible for an award under the ICP, you must remain employed with the Company until a new Chief Executive Officer is appointed by the Board of Directors of the Company (the “Termination Date”) and subject to the terms and conditions outlined below.

•	Good Standing – You must remain in good standing with the Company through the Termination Date, as determined at the discretion of the Board of Directors of the Company.

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Award Calculation – Your ICP award will be calculated based on the terms of the 2019 ICP Plan, including performance against the Plan’s predefined metrics. If your Termination Date is prior to January 1, 2020, your award will be pro-rated for the days you were employed during 2019.

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Payment and Withholding – If you are eligible to receive an award, you will receive payment in a lump sum less withholdings for applicable federal and state taxes and any appropriate payroll deductions at the same time as all participants in the ICP regardless of your Termination Date.

If you are in agreement with these terms and conditions, please sign below.

Sincerely,

/s/ G. Scott MacKenzie
G. Scott MacKenzie
Chairman, Compensation Committee

/s/ Barry M. Smith	August 23, 2019
Barry M. Smith	Date